EXHIBIT 5.1

[GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]

January 28, 2004

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Extreme Networks, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Extreme Networks, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to 2,577,794 shares of common stock to be sold by the selling stockholder named in the Registration Statement (the “Shares”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares have been duly authorized and upon exercise of the warrant by the selling stockholder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above- referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP